Exhibit 3.3

                                VICOR CORPORATION
                           Certificate of Amendment of
                      Restated Certificate of Incorporation

      Vicor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Board of Directors of said Corporation, at a meeting duly called and held, adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting said amendment for consideration by the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

      RESOLVED:   That the first paragraph of Article FOURTH of the Restated
                  Certificate of Incorporation of the Corporation be amended so that, as amended said first paragraph of Article FOURTH shall be and read as follows:

                  "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue shall be thirty-six million (36,000,000) shares, of which twenty-six million five hundred thousand (26,500,000) shall be Common Stock, par value $.01 per share ("Common Stock"), eight million five hundred thousand (8,500,000) shall be Class B Common Stock, par value $.01 per share ("Class B Common Stock") and one million (1,000,000) shall be Preferred Stock, par value $.01 per share, issuable in series ("Preferred Stock")."

      SECOND: That thereafter a meeting of stockholders of the Corporation was duly held pursuant to notice duly given and that a vote was taken on the proposed amendment; and that at such meeting the necessary number of shares required by statute and by the Restated Certificate of Incorporation were voted in favor of said amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Patrizio Vinciarelli, its President, and attested by Thomas A. St. Germain, its Secretary, this 10th day of May, 1991.

                                      VICOR CORPORATION

                                      By: /s/ Patrizio Vinciarelli
                                          --------------------------------
                                          Patrizio Vinciarelli,
                                          President

ATTEST:

/s/ Thomas A. St. Germain
---------------------------------
Thomas A. St. Germain,  Secretary
[Corporate Seal]


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